UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act Of 1934

August 6, 2014

Date of Report (Date of earliest event reported)

CADISTA HOLDINGS INC.

(Exact Name of Registrant as Specified in Charter)

State of Delaware	000-54421	31-1259887
(State of Other Jurisdiction	(Commission File Number)	(I.R.S. Employer
of Incorporation)		Identification Number)

207 Kiley Drive

Salisbury, MD 21801

(Address of principal executive offices) (Zip Code)

(410) 912-3700

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Item 1.01      Entry into Material Definitive Agreement

The content of Item 5.02 is incorporated herein by reference.

Item 5.02      Departure of Directors or Principal Officers, Election of Directors,

Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

On August 6, 2014, our subsidiary, Jubilant Cadista Pharmaceuticals, Inc. (“JCPI” or the “Company”) and Scott Delaney (“Delaney”) its and our Chief Executive Officer entered into an Amended and Restated Employment Agreement (the “Amendment”), amending his Employment Agreement dated April 2, 2009, as amended effective as of May 1, 2012 (the “Employment Agreement”). The Amendment is effective as of July 1, 2014 and contains the following changes, among others:

•	provides that Mr. Delaney will continue to be employed as the Chief Executive Officer of JCPI and extends the term of the Employment Agreement until July 1, 2018 (it was scheduled to expire on June 30, 2015).

•	increases Mr. Delaney’s salary to $385,000 effective July 1, 2014 (increased from $327,600), and provides that the salary will be reviewed on an annual basis.

•	provides for a retention bonus of two-hundred and seventy-five thousand dollars ($275,000) if Mr. Delaney is employed by JCPI continuously from July 1, 2014 through June 30, 2018.

•	provides for the immediate payment of $100,000 of a $150,000 retention bonus that otherwise was payable on July 1, 2015 if Delaney was employed on that date by JCPI, and eliminates the last $50,000 payment of such retention bonus, which is now part of the aforementioned $275,000 retention bonus.

•	provides for a bonus of twenty five thousand dollars ($25,000) for signing the Amendment payable July 31, 2015 provided that if Mr. Delaney leaves JCPI prior to July 1, 2015, this bonus will not be paid.

•	continues to provide that Mr. Delaney receives medical, dental and vision health benefits for himself and immediate family members as approved by the Board and made generally available to the Company’s senior management, but removes the limit on the maximum cost to the Company.

•	continues to provide that Mr. Delaney is eligible to participate in the Company’s 401(k) plan but increases the Company’s match from up to 2% to up to 3% of his annual base salary.

•	provides that for 24 months (increased from 12 months in the Employment Agreement) after termination he will not solicit persons for generic pharmaceutical sales who were JCPI’s or our affiliates’ customers in the 12 months immediately preceding termination or solicit persons who were our or our affiliates’ prospective customers (as defined) at the time of termination, and this is now without regard of the reason for termination.

•	provides that while he is employed and for two years thereafter he will not induce employees to leave JCPI’s employment, hire or employ any person who was JCPI’s or JCPI’s affiliates’ employee within 12 months of his termination, induce any of our or our affiliates’ customers, clients, suppliers or business relations to cease doing business with JCPI or its affiliates (if such persons were customers, clients or suppliers in the 12 month period preceding his termination), and this is now without regard to the reason for termination.

The Amendment also continues to provide for numerous provisions which are identical to or materially consistent with the Employment Agreement, including the following, among others:

•	continues to provide Mr. Delaney a miscellaneous allowance of $20,000 per year (subject to proration for partial calendar years).

•	continues to provide Mr. Delaney an automobile allowance of a maximum of $18,000 per annum.

•	provides for a performance linked bonus of up to 75% of Mr. Delaney’s base salary, similar to the bonus under the Employment Agreement. Mr. Delaney is generally eligible for a 40% bonus once he achieves 90% of his targets and an additional 1% bonus for each additional percentage of targets reached (up to 125% of targets).

•	As in the Employment Agreement, provides for Severance Pay (as defined below) payable over a six (6) month period (but if Mr. Delany is a “specified employee” under Internal Revenue Code Section 4099A then any Severance Pay considered nonqualified deferred compensation under Internal Revenue Code Section 409A payable on account of separation from service shall be paid six months from such separation, in a lump sum). Severance Pay is payable in the event the Employment Agreement is terminated by JCPI without cause, or by Mr. Delaney for Good Reason, and consists of up to six months of his then current base salary in effect immediately prior to the date of termination, a bonus equal to the average annual performance bonus paid over the preceding three years (pro-rated until the date of termination) and retention bonuses on a prorated monthly basis until the date of termination (collectively, “Severance Pay”), provided that Severance Pay is reduced on a dollar for dollar basis in the amount equal to the amount of salary payable to Mr. Delaney by another employer during the period of the payment of the Severance Pay. Good Reason includes a change of control, a reduction in duties which are inconsistent with Mr. Delaney’s position as Chief Executive Officer or a reduction in Mr. Delaney’s salary, bonus or other benefits (unless such benefits are similarly reduced for other Company executives) that are not agreed to by Mr. Delaney.

•	continues to provide that JCPI will provide for the cost of medical and dental coverage premiums for Mr. Delaney and his dependents for a six (6) month period following termination.

•	continues to restrict Mr. Delaney from competing with JCPI for six months after termination.(other than on a non-renewal of the Employment Agreement, as amended by the Company).

•	continues to restrict Mr. Delaney from disclosing, disseminating or using for his personal benefit or for the benefit of others, confidential or proprietary information, and from competing with us at any time prior to six months after the termination of his employment with us (except that the non-compete does not apply if we do not renew his agreement at the end of the term).

Item 9.01      Financial Statements and Exhibits

Exhibit Number	Description

10.1	Amended and Restated Employment Agreement of Scott Delaney executed on August 4, 2014 and August 6, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

CADISTA HOLDINGS INC.

By:	/s/ Kamal Mandan
Kamal Mandan
Chief Financial Officer

Date:   August 8, 2014

EXHIBIT INDEX

Exhibit Number	Description

10.1	Amended and Restated Employment Agreement of Scott Delaney executed on August 4, 2014 and August 6, 2014.